Exhibit 99.1

BROCADE CONTACTS
Public Relations John Noh Tel: 408-333-5108 jnoh@brocade.com	Investor Relations Peter Ausnit Tel: 408-333-4000 pausnit@brocade.com

Brocade Announces Closing of $600 Million Senior Secured Notes Offering

SAN JOSE, Calif., January 20, 2010 — Brocade® (NASDAQ: BRCD) announced today the closing of its offering of $300 million in aggregate principal amount of 6.625% senior secured notes that will mature in 2018 at an issue price of 99.239% of the principal amount of the notes, and $300 million in aggregate principal amount of 6.875% senior secured notes that will mature in 2020 at an issue price of 99.114% of the principal amount of the notes. The notes were issued in a private placement to “qualified institutional buyers” in the United States defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes are secured, senior obligations of the Company.

Brocade intends to use up to $150 million of the net proceeds of the offering, together with cash on hand, to retire when due in February 2010 approximately $173 million in outstanding 2.25% subordinated convertible notes originally issued by McDATA Corporation, a wholly owned subsidiary of Brocade. Brocade used approximately $435 million of the net proceeds of the offering to pay down a substantial portion of the outstanding term loan under Brocade’s senior secured credit facility, which has a minimum interest rate of 7.0%.

In connection with the closing of the note offering, the remaining conditions with respect to the previously announced amendment dated January 8, 2010 (the “Credit Agreement Amendment”) to the Credit Agreement, dated as of October 7, 2008, by and among the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Morgan Stanley Senior Funding, Inc., as syndication agent, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and HSBC Bank USA National Association and Keybank National Association, as co-documentation agents (the “Credit Agreement”), were satisfied and the Credit Agreement Amendment became effective.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of the securities in any state where such offer, solicitation or sale would be unlawful. The securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Brocade and the B-wing symbol are registered trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries.

© 2010 Brocade Communications Systems, Inc. All Rights Reserved.

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Brocade

1745 Technology Dr., San Jose, CA 95110

T. 408.333.8000 F. 408.333.8101